EXHIBIT 3.9

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)	Filed in the Office of	Business Number
E0717912007-6
	/s/ Barbara K. Cesgavske	Filing Number
20150520836-52
	Secretary of State	Filed On
	State of Nevada	11/30/2015
Number of Pages 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

Singlepoint Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Class A Convertible Preferred Stock

4. By resolution of the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The following Sections of the Certificate of Designation (as amended) for the Class A Convertible Preferred Stock are hereby revised to reflect the following:

"1.  Designation and Amount.  The number of authorized shares of Class A Stock is 30,000,000.

5.  Voting.  The Class A Stockholders shall be entitled to 15 votes for each share of Class A Stock held with respect to all matters upon which common stockholders are entitled to vote or to which stockholders are entitled to give consent.”

5.  Effective date of filing: (optional) ____________________________________

                                                                                (must not be later than 90 days after the certificate is filed)

6.  Signature: (required)

X /s/ Greg Lambrecht

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation - After Revised: 1-5-15